Exhibit 10.3

CERNER EXECUTIVE SEVERANCE AGREEMENT

This Cerner Executive Severance Agreement (this “Executive Severance Agreement”), effective as of September 11, 2017 (the “Effective Date”), is a supplement to and amendment of the employment agreement dated October 30, 1989 between Jeffrey A. Townsend (“you”/“your”) and Cerner Corporation, a Delaware corporation (“Cerner”).
RECITALS

A.
You are the Executive Vice President and Chief of Staff of Cerner and have been employed by Cerner since October 29, 1989. You have been the Executive Vice President and Chief of Staff of Cerner since March 6, 2005.

B.	You have entered into an employment agreement with Cerner dated October 30, 1989 (your “Employment Agreement”) and a mutual arbitration agreement with Cerner dated November 24, 2015.

C.	You and Cerner wish to amend your Employment Agreement by adding contractual severance terms as set forth in this Executive Severance Agreement.

D.
In consideration for your continuing employment with Cerner, the restricted stock granted to you on September 1, 2017, the potential severance payments and potential acceleration of the vesting of outstanding equity incentive awards described herein, the potential benefits to you in the event of a Change in Control, and other good and valuable consideration, the receipt and sufficiency of which you and Cerner hereby acknowledge, you and Cerner hereby agree to the following supplemental terms and conditions to your Employment Agreement.

E.	Definitions of capitalized terms used but not otherwise defined herein can be found in Appendix A.

AGREEMENT
In consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree to amend and supplement your Employment Agreement as follows:

1.	PARAGRAPH 1 MODIFICATION. The following is added to Paragraph 1 of your Employment Agreement:

To the extent permitted by law, your employment relationship with Cerner is “at will,” which means that you may resign from Cerner at any time, for any reason or for no reason at all, and without advance notice (except as described below). It also means that Cerner may terminate your employment at any time - for any legally permitted reason or for no reason at all and without advance notice, subject to Cerner’s potential obligations to you under Paragraph 9 below.

2.	PARAGRAPH 4 MODIFICATION. The following is added to Paragraph 4 of your Employment Agreement:

Nothing in this paragraph (i) prohibits you from using or disclosing Proprietary Information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation including 18 U.S.C. § 1833 or (ii) requires notification or prior approval by Cerner of any reporting described in clause (i). However, any disclosure must be made in accordance with the applicable law or regulation and in a manner that limits-to the furthest extent possible-disclosure of Proprietary Information.

3.	PARAGRAPH 9 MODIFICATION. Paragraph 9 of your Employment Agreement is deleted in its entirety and replaced with the following:

9.     Termination of Employment; Severance and Benefits.

A.	Resignation and Termination.

1.
Termination by Cerner. Cerner may terminate your employment (i) at any time with or without Cause, or (ii) upon your Disability. Your employment with Cerner shall be deemed automatically terminated upon your death. Upon a termination of your employment by Cerner with Cause, due to your death or on account of Disability (each an “Ineligible Severance Event”), Cerner shall pay you within thirty (30) days following your last day of employment (x) any accrued but unpaid base salary, (y) any owed reimbursements for unreimbursed business expenses properly incurred by you prior to your termination date, which shall be subject to and paid in accordance with Cerner’s expense reimbursement policy; and (z) such employee benefits (including equity compensation or cash bonuses earned as of the termination date but not yet paid), if any, to which you may be entitled under Cerner's employee benefit plans as of your termination date; provided that, in no event shall you be entitled to any payments in the nature of any other severance or termination payments (such as under Cerner’s Enhanced Severance Pay Plan). Those amounts described in this Paragraph 9.A.1 (x), (y) and (z) are referred to herein collectively as the "Accrued Amounts." Payment upon termination of your employment by Cerner for any reason other than an Ineligible Severance Event is covered by Paragraph 9.B.

2.
Termination by You. You may resign from your employment with Cerner at any time upon written notice to Cerner of your intention to resign from employment. Any resignation notice must be submitted to Cerner at least thirty (30) days prior to your intended last day of employment. Cerner, however, reserves the right either to accelerate your last day of employment or to allow your intended last day of employment to stand. If you resign with fewer than thirty (30) days’ notice, or if you actually leave Cerner’s employ prior to expiration of the notice period without the permission of Cerner, then you agree that (to the extent permitted by law) no Accrued Amounts from the date you submitted your resignation notice to your last day of employment will be owed or paid to you by Cerner. All other Accrued Amounts will be paid. You may also terminate your employment hereunder upon written notice to Cerner in the event of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control) and, subject to you satisfying your obligations under Paragraph 9.B.3 (Severance Agreement and Release), be entitled to certain severance and benefit compensation as provided in Paragraph 9.B.

You agree to report to Cerner the identity of your new employer (if any) and the nature of your proposed duties for that employer.

B.	Severance and Benefits.

1.
Non-Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation following Constructive Termination. Subject to you satisfying your obligations under Paragraph 9.B.3. (Severance Agreement and Release), if, prior to a Change in Control or at any time after twelve (12) months following a Change in Control, (i) Cerner terminates your employment other than in connection with an Ineligible Severance Event or (ii) you resign from employment following a Constructive Termination, Cerner will within sixty (60) days (or later if required by Code Section 409A) of your termination of employment:

a.	Pay you your Accrued Amounts; and

b.
Commence severance payments to you equal to the sum of (i) two (2) year’s base salary (based on your annual base salary at the time of your termination), plus (ii) two (2) times the average annual cash bonus you received from Cerner during the three (3) years preceding the termination of your employment, less (iii) normal tax and payroll deductions. Such severance pay will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays; and

c.
Commence payments to you having an aggregate value equal to twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner's health, vision and dental the plans on the date of your termination of employment) under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Such payments will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays. Notwithstanding the foregoing, if Cerner making payments under this Paragraph 9.B.1.c would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 9.B.1.c in a manner as is necessary to comply with the Affordable Care Act; and

d.	With respect to outstanding equity awards:

i.
Fully vest all outstanding unvested stock options or stock appreciation rights granted by Cerner to you and still held by you and all other outstanding equity-based compensation awards that are not intended to qualify as performance-based compensation under Code Section 162(m)(4)(C); provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Code Section 409A ("Section 409A") shall remain in effect; and

ii.
Cause all outstanding equity-based compensation awards that are intended to constitute performance-based compensation under Code Section 162(m)(4)(C) (excluding stock options and stock appreciation rights which will fully vest in accordance with Paragraph 9.B.1.d.i) to remain outstanding and vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

2.
Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation for Good Reason. Subject to you satisfying your obligations under Paragraph 9.B.3 (Severance Agreement and Release), if there is a Change in Control of Cerner and within twelve (12) months following the date such Change in Control becomes effective Cerner terminates your employment for any reason other than on account of an Ineligible Severance Event or you resign from employment with Good Reason, then Cerner will, within sixty (60) days (or later if required by Code Section 409A) of your termination of employment:

a.	Pay you your Accrued Amounts;

b.
Commence severance payments to you equal to the sum of (i) two (2) years’ base salary (based on your annual base salary at the time of your termination or resignation), plus (ii) two (2) times the average annual cash bonus you received from Cerner during the three (3) years preceding the termination or resignation of your employment, less (iii) normal tax and payroll deductions. Such severance pay will be payable in lump sum within sixty (60) days of the effective date of the termination of your employment;

c.
Commence payments to you having an aggregate value equal to twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner's health, vision and dental plans on the date of your termination of employment) under Cerner's health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Such payments will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays. Notwithstanding the foregoing, if Cerner's making payments under this Paragraph 9.B.2.c would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 9.B.2.c in a manner as is necessary to comply with the Affordable Care Act; and

d.
Fully vest all outstanding unvested equity incentive awards granted to you under any Cerner equity incentive plans after June 1, 2005. For purposes of this Paragraph 9.B.2.d, any performance-based award shall become vested or settled assuming an "at-target" level of goal achievement had been attained.

3.
Severance Agreement and Release. As a condition to your receiving severance in accordance with this Paragraph 9.B, upon your resignation or the termination of your employment, you agree to promptly execute and not revoke a written severance agreement, which release will be provided to you within ten (10) days of your termination date, containing normal and customary provisions, including but not limited to, a release releasing Cerner from any claims against Cerner related to your employment with Cerner that you might have at the time of or following the termination of your employment, and reasonable and customary representations and warranties.

4.	Forfeiture and Reimbursement. Further, notwithstanding anything to the contrary in this Executive Severance Agreement, if you breach any confidentiality, non-competition or other material provision in your Employment Agreement following the termination of your employment with Cerner, Cerner’s obligation, if applicable, to deliver severance payments and benefits to you under this Paragraph 9.B, and the vesting of any equity incentive awards described in this Paragraph 9.B, will cease immediately, you will reimburse Cerner the amount of severance payments delivered to you by Cerner prior to such breach by you, and you will forfeit to Cerner all equity incentive awards (or the proceeds of exercised awards) that vested based on or after such termination of your employment and prior to your breach.

5.
ERISA Claims Review Procedures. To the extent any severance payments described in this Paragraph 9.B are covered by the Employee Retirement Income Security Act of 1974, as amended, Claims Review Procedures are available from Cerner.

6.	Compliance with Section 409A.

a.
General Compliance. This Executive Severance Agreement and any severance payments contemplated to be made hereunder is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Executive Severance Agreement, payments provided under this Executive Severance Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Executive Severance Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Executive Severance Agreement shall be treated as a separate payment. Any payments to be made under this Executive Severance Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Executive Severance Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

b.
Specified Employees. Notwithstanding any other provision of this Executive Severance Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the your termination date or, if earlier, on your death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

c.	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Executive Severance Agreement shall be provided in accordance with the following:

i.
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

ii.	any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

iii.	any right to reimbursements or in-kind benefits under this Executive Severance Agreement shall not be subject to liquidation or exchange for another benefit.

C.
Partial Accelerated Vesting upon a Change in Control. In connection with a Change in Control, 50% of each outstanding and unvested equity incentive award granted to you under any Cerner equity incentive plan after June 1, 2005 and prior to the date of the Change in Control becomes effective will become vested on the date the Change in Control becomes effective. The remaining 50% of each such outstanding equity incentive award that has not yet vested will continue to vest according to its vesting schedule (unless your employment is terminated for any reason other than in connection with an Ineligible Severance Event or you resign for Good Reason within twelve (12) months following the date the Change in Control becomes effective, in which case 100% of such award will become vested as provided above in Paragraph 9.B.2; or in the event your employment is terminated for any reason other than in connection with an Ineligible Severance Event or a Constructive Termination at any time after twelve (12) months following a Change in Control, in which case 100% of such award will become vested as provided above in Paragraph 9.B.1). For purposes of this Paragraph 9.C, any performance-based award which becomes 50% vested upon a Change in Control shall mean that an "at-target" level of goal achievement had been attained with respect to 50% of the award.

D.
Modified 280G Carve-Back. Notwithstanding anything contained in this Executive Severance Agreement to the contrary, if on an after-tax basis the aggregate payments and benefits paid pursuant to Paragraph 9.B.2 or Paragraph 9.C would be larger if the portion of such payments and benefits constituting "parachute payments" under Code Section 280G were reduced by the minimum amount necessary to avoid the imposition of the excise tax under Code Section 4999, then such payments and benefits shall be reduced by the minimum amount necessary to avoid such excise tax.  Any such reduction shall occur in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Paragraph 9.D shall be made in writing in good faith by an accounting firm selected by Cerner, which is reasonably acceptable to you (the “Accountants”). Cerner and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 9.D. Cerner shall be responsible for all fees and expenses of the Accountants.

E.
409(a) Modifications. Notwithstanding anything to the contrary herein, Cerner may modify your Employment Agreement and this Executive Severance Agreement from time to time without your consent if Cerner’s legal counsel deems doing so to be advisable to comply with Section 409A of the Code and you agree that any such modifications shall be binding upon you.

4.	ENTIRE AGREEMENT AND PRIOR AGREEMENTS.

We agree that your Employment Agreement, as amended by this Executive Severance Agreement, otherwise remains in full force and effect. This Executive Severance Agreement represents your entire agreement with Cerner concerning the subject matter hereof and cancels, terminates and supersedes any of your previous oral or written understandings or agreements with Cerner or with any director, officer or representative of Cerner with respect to the subject matter hereof. Without limitation, the severance benefits and payments eligible to be provided under this Executive Severance Agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under your Employment Agreement, the Cerner Enhanced Severance Pay Plan, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you.

[The remainder of this page is intentionally blank. Signatures follow.]

This Cerner Executive Severance Agreement is executed as of this 11th day of September, 2017.

/s/ Jeffrey A. Townsend
Jeffrey A. Townsend

Cerner Corporation

By:	/s/ Julia M. Wilson
Julia M. Wilson
Executive Vice President and Chief People Officer

APPENDIX A

DEFINITION OF TERMS

CAUSE means your material breach of your Employment Agreement, fraud against Cerner, misappropriation of Cerner’s assets, dishonesty, embezzlement from Cerner, theft from Cerner, material neglect of your duties and responsibilities hereunder, your arrest and indictment for a crime involving drug abuse, violence, dishonesty or theft, your taking any action or omitting to take any action that results in a violation of the Sarbanes-Oxley Act of 2002, or any related statutes, laws or regulations or material breach of Cerner’s policies.

CHANGE IN CONTROL means:

(i)
The acquisition by any individual, entity or group (a “Person”) within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of Cerner (the “Outstanding Cerner Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Cerner entitled to vote generally in the election of directors (the “Outstanding Cerner Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (X) any acquisition directly from Cerner, (Y) any acquisition by Cerner, or (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Cerner or any corporation controlled by Cerner; or

(ii)
Individuals who, as of the date hereof, constitute the Cerner Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Cerner’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Cerner ( a “Business Combination”), in each case, unless, following such Business Combination, (A), all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Cerner resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Cerner or all or substantially all of Cerner’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of Cerner or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of Cerner resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of Cerner resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(iv)	Approval by the shareholders of Cerner of a complete liquidation or dissolution of Cerner.
CODE means the Internal Revenue Code of 1986, as from time to time amended.
CONSTRUCTIVE TERMINATION means the occurrence of any of the following without your consent: (1) a material, adverse change in your authority, position, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you no longer report to the Chief Executive Officer or Board of Directors, (2) a material reduction in your base salary or target bonus opportunity, (3) a relocation of the principal location at which you are required to perform your duties to more than twenty-five (25)

miles from the Kansas City metropolitan area and which is adverse to you, or (4) any other action or inaction that constitutes a material breach by Cerner of your Employment Agreement. For the avoidance of doubt, it is acknowledged that your current assignment in Salt Lake City, Utah was agreed between you and Cerner and thus is exempt from triggering a Constructive Termination. You cannot terminate your employment on account of a Constructive Termination unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Constructive Termination within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Constructive Termination within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Constructive Termination with respect to such grounds.
DISABILITY means a physical or mental illness, as determined by an accredited physician, which causes you to be unable to perform your duties hereunder for ninety (90) consecutive days, or for an aggregate of ninety (90) days during any period of twelve (12) consecutive months.
GOOD REASON means the occurrence of any of the following, without your consent: (1) a material, adverse change in your authority, duties, position or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you no longer report to the Chief Executive Officer or the Board of Directors, (2) a material reduction in your base salary or target bonus opportunity, (3) a relocation of the principal location at which you are required to perform your duties to more than twenty-five (25) miles from the Kansas City metropolitan area and which is adverse to you, or (4) any other action or inaction that constitutes a material breach by Cerner of your Employment Agreement. For the avoidance of doubt, it is acknowledged that your current assignment in Salt Lake City, Utah was agreed between you and Cerner and thus is exempt from triggering a Constructive Termination. You cannot terminate your employment on account of a Good Reason unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Good Reason within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Good Reason with respect to such grounds.

EMPLOYMENT AGREEMENT
THIS AGREEMENT is made and entered into this thirtieth day of October, 1989, between CERNER Corporation, a Missouri Corporation ("Employer"), and Jeffrey A. Townsend ("Associate").
WHEREAS, Employer is in the business of design, programming, marketing, installation and support of information management systems; and of management, business and systems consulting; and
WHEREAS, Employer desires to employ Associate and Associate desires to accept such employment;
NOW, THEREFORE, the parties hereby agree as follows:

1.
Employment. Employer hereby employs Associate, and Associate hereby accepts such employment, upon the terms and conditions set. forth hereinafter and outlined in our proposal of employment dated October 30, 1989, attached as Exhibit A. Associate hereby agrees to devote his full business time to the affairs of Employer and not to engage, either as an associate, partner, consultant or otherwise, in any other business activity. Associate agrees that at all times during the term hereof Associate shall faithfully perform the duties assigned by Employer to the best of Associate's ability and will devote Associate's full business time to the affairs of Employer.

2.	Term. The term of this Agreement shall commence on the thirtieth day of October, 1989, and shall continue until terminated as provided in Paragraph 9 hereof.

3.
Compensation. For all services rendered by Associate to Employer, Employer shall pay to Associate the compensation set forth in Exhibit A hereto. Associate will regard compensation as confidential information not to be directly or indirectly disclosed.

4.
Covenant Not to Disclose or Use Proprietary Information. Associate acknowledges and understands: (i) that Employer and its Affiliates (as hereinafter defined) in the normal course of business develop products, concepts and services that are highly proprietary in nature; (ii) that Employer and its Affiliates are professional service organizations where client confidentiality is crucial; (iii) that Employer and its Affiliates develop proprietary computer programs and software products; and (iv) that Employer and its Affiliates are licensees of certain proprietary systems, products and trade secrets of other vendors and are obligated by virtue of those arrangements to take precautions regarding the protection of the proprietary interests of such vendors. Therefore, Associate covenants, warrants and agrees that Associate will treat as confidential and proprietary and not disclose directly or indirectly to anyone, or use for Associate's personal benefit, any Proprietary Information, either during the term of Associate's employment hereunder or thereafter, except in the normal course of the business of Employer and its Affiliates, and as otherwise authorized in writing by an executive officer of Employer. Further, Associate covenants, warrants and agrees that Associate will not, except as contemplated in the preceding sentence, remove from the premises of Employer or its Affiliates any Proprietary Information, and will not copy in any form, either magnetically or by facsimile, any Proprietary Information. For purposes of this Agreement, Proprietary Information shall mean and include all software programs of Employer, its Affiliates and licensors, whether in writing or on magnetic media, and all design documentation, methodologies, procedures, manuals, program listings, source codes, working papers, and other documentation and information related thereto, all customer lists, potential customer lists, marketing materials, sales activity information and all trade secrets of Employer or its Affiliates. The term Affiliate shall mean and include any person or entity controlled by, under common control with, or controlling Employer, and shall specifically include Laboratory Information Systems and Technology, Inc.

5.
New Ideas and Products. Associate covenants and agrees that, during the term of employment hereunder, Associate will promptly disclose to Employer any and all ideas, concepts, computer programs, documentation, inventions, processes, designs or improvements which Associate may from time to time have, invent, discover or originate. It is specifically agreed that any of the foregoing shall be deemed to be the sole property of Employer, and Associate agrees to execute any documents that may be necessary to vest title in any of the foregoing to Employer, or to secure for Employer the issuance of a U.S. Patent thereon or a copyright thereof.

6.
Non-Compete. Associate covenants and agrees that Associate will not, for a period of three years after termination of Associate's employment, either directly or indirectly, for his own account, by himself or through some other individual or entity, or as a partner or joint venturer (i) solicit, service, or handle any management consulting, business consulting or systems or data processing related business of or for any Client of Cerner or its Affiliates, or in any other manner compete with Cerner or any of its Affiliates for the business of any of such Clients, or (ii)

engage in any business competitive with any product being developed, marketed, sold, installed, licensed or otherwise made available by Cerner at the time of termination of Associate's employment, or (iii) become an officer, director, associate or stockholder of any corporation or entity engaged in the activities described in (i) or (ii) above; provided, however,· that the foregoing shall not prohibit Associate from becoming an associate of a Client, provided further that such Client is not in a business directly or indirectly competitive with the business of Cerner or any of its Affiliates. In any event, the employment of Associate by a Client pursuant to the terms and conditions set forth herein shall not be construed to diminish any of the other covenants or agreements made by Associate in this Agreement.

7.
Employer's Property. Associate acknowledges receipt of the property or equipment owned or provided by Employer. Associate agrees to take all reasonable precautions and actions necessary to safeguard and maintain Employer's property and equipment in normal operating condition and Associate agrees to accept financial responsibility for damage or wear to property or equipment beyond that associated with normal business use. Associate agrees to notify Employer upon any loss or damage to Employer’s property and equipment. Upon termination, Associate will immediately return and surrender to Employer all property and equipment of Employer.

8.
Remedies. Associate acknowledges that due to the nature of the business of Employer and its Affiliates and the value to Employer of Proprietary Information, the breach by Associate of any of the provisions hereof may not be reasonably or adequately compensated in damages alone and, therefore, Employer shall be entitled to injunctive relief to prevent any threatened or continuing breach of any of the terms and provisions hereof, and in addition thereto shall be entitled to any and all other remedies available at law or in equity.·

9.
Termination of Employment. This Agreement and Associate's employment hereunder may be terminated by either Employer or Associate at any time, with or without cause, for any reason whatsoever, upon fifteen days prior written notice to the other party. Upon any termination of Associate's employment hereunder, Associate agrees to execute a Termination Statement in the form attached hereto as Exhibit B. Upon termination, Associate will return and surrender to Employer all property of Employer.

10.	Indemnification. Associate will indemnify and hold Cerner harmless from any damages, liability, actions, suit or other claims arising out of any breach of this Agreement.

11.	Modification. This Employment Agreement may not be modified in any respect except by written agreement executed by the parties thereto.

12.
Notices. Any notice required or permitted to be given pursuant to the terms of this Agreement shall be sufficient if given in writing and if personally delivered to the Associate or to Cerner (as the case may be) or if deposited in the United States Mail, postage prepaid, first class or certified mail, to Associate at:

Jeffrey A. Townsend
300 Walnut, #l63
Des Moines, Iowa
50309

or to Cerner at:

2800 Rockcreek Parkway, Suite 601
Kansas City, Missouri 64117

or to such other addresses as each party may give the other party notice pursuant to this Agreement.

13.	Governing Law. This Agreement will be construed and interpreted, and its validity determined, under the laws of the State of Missouri.

14.
Severability. If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable.

15.
Prior Agreements. The Associate hereby acknowledges receipt of a signed counterpart of this Agreement and acknowledges that it is Associate' s entire Agreement with Cerner concerning the subject matter, thereby cancelling, terminating and superseding any previous oral or written understandings or agreements with Cerner or any officer or representative of Cerner. Nothing in this Agreement shall be deemed to limit the right of Cerner to terminate the employment of Associate at will, with or without cause.

IN WIITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

/s/ Jeffrey A. Townsend

ASSOCIATE

CERNER CORPORATION

By:	/s/ John Reedy